Exhibit 10.4

Form of Escrow Agreement

STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT, dated as of                               , 2022 (the “Agreement”) is entered into by and among TGS Esports Inc., a British Columbia corporation publicly traded on the TSX Venture Exchange (TSXV:TGS) (“Company”), the undersigned parties listed as Stockholders on the signature page hereto (collectively, the “Stockholders”) and [TBC] (“Escrow Agent”).

WHEREAS, the Company has entered into a Securities Exchange Agreement with NextPlay Technologies, Inc., a Nevada corporation publicly traded on the Nasdaq Capital Market (Nasdaq: NXTP) (“NextPlay”) and the Stockholders, dated June 28, 2022 (the “Exchange Agreement”), pursuant to which, among other matters, the Company has agreed to issue 69,714,286 shares of the Company’s Common Shares (the “Common Shares”) to the Stockholders.

WHEREAS, pursuant to the terms of the Exchange Agreement, the Stockholders have agreed that, as a condition thereof, 11,619,048 of the Common Shares (the “Escrow Shares”) issued to the Stockholders by the Company pursuant to the Exchange Agreement be held in escrow pursuant to the terms of this Agreement to be released, subject to the terms of this Agreement.

WHEREAS, the Company and the Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, each Stockholder and the Escrow Agent hereby agree as follows:

1. Appointment of Escrow Agent. The Company and the Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On the Closing Date (as defined in the Exchange Agreement), the Company shall have delivered to the Escrow Agent certificates representing their respective Escrow Shares as set forth opposite their respective names on Exhibit A hereto, which certificates shall remain in the name of such Stockholder or in the name of such Stockholder’s Permitted Transferee (as defined below), to be held and disbursed subject to the terms and conditions of this Agreement. Each Stockholder acknowledges that the certificate representing such Stockholder’s Escrow Shares bears a legend to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares. Upon receipt of the Escrow Shares, the Escrow Agent shall hold the Escrow Shares, and for all purposes of this Agreement shall be treated as and considered legally, a custodian of the Escrow Shares, and shall not release the Escrow Shares until it receives instructions to do so pursuant to and in accordance with this Section 3.

3.1 The Escrow Agent shall hold the Escrow Shares until the date that is four (4) years after the Closing Date unless earlier released as set forth in this Section 3 (the “Escrow Period”). In the event that a Trigger Notice (as defined below) is not delivered by the end of the Escrow Period, the Stockholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, all of the Escrow Shares.

3.2 If, during the Escrow Period, the Stockholders shall have delivered a Trigger Notice (as defined below) to the Escrow Agent and the Company, and the Company shall not have disputed such Trigger Notice in writing within five (5) business days after its receipt of the Trigger Notice, the Escrow Shares shall promptly, but in any event within two (2) Business Days, be released by the Escrow Agent and delivered to the Stockholders. The parties agree that the Escrow Agent may rely on the Stockholders’ representation that the Trigger Notice was in fact delivered to the Company and the Escrow Agent shall have no duty to confirm such delivery or otherwise inform the Company of such notice.

3.4 For purposes of this Agreement, a “Trigger Notice” is a written notice by the Stockholders to Escrow Agent, with a copy thereof to the Company, upon the following events occurring:

(i) at the time of a Conversion (as defined in that certain Right of First Refusal and Distribution Agreement of even date herewith) by NextPlay of Parent Preferred Shares (as defined in the Exchange Agreement), the last traded price of the Company’s Common Shares is equal to or greater than CDN$0.06375 per share (the “Target Price”), which is equivalent to a 115% premium on the Common Shares; or

(ii) at the time of a redemption or sale of the Parent Preferred Shares by NextPlay, the Parent Preferred Shares are sold for a price of CDN$14,030,000 or greater, which is equivalent to a 115% premium to the value of the Parent Preferred Shares.

3.5 Any release or disbursement of Escrow Shares in accordance with this Section 3 shall be made by delivering the stock certificates representing such Escrow Shares to the designated party. In the event of release to the Company, the Escrow Agent shall retain such shares in its capacity as the transfer agent of the Company and shall cause such shares to be cancelled on the Company’s books and records and returned to the Company’s treasury. Notwithstanding anything to the contrary, a release of any Escrow Shares to the Company shall, if accompanied by delivery of the stock certificates, be valid and shall have full force and effect even in the absence of delivery of any required stock transfer powers. Any release of Escrow Shares to the Company shall be deemed to be a cancellation of such Escrow Shares.

4. Rights of Stockholders in Escrow Shares.

4.1 Voting Rights as a Stockholder. The Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote the Escrow Shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Stockholders, but all dividends or other distributions made by the Company during the Escrow Period payable in shares of Common Stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except to permitted transferees which includes: (i) a member of Stockholder’s immediate family or a trust (the beneficiary of which is a member of the Stockholder’s immediate family); (ii) any person who receives such Escrow Shares by virtue of the laws or descent and distribution upon death of the Stockholder; or (iii) any person who receives such Escrow Shares pursuant to a qualified domestic relations order (each such transferee, a “Permitted Transferee”); provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement signed by the Stockholder transferring the Escrow Shares. During the Escrow Period, the Stockholders shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder, as set forth on Exhibit B hereto. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Shares held hereunder to a successor escrow agent appointed by the Company. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with the Court of Chancery of the State of Delaware, provided the Escrow Agent provides notice of such deposit to the Company and the Stockholders in accordance with Section 6.7 hereof.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly; provided, however, that such resignation shall become effective only upon the appointment by a successor escrow agent as provided for in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2 Third Party Beneficiaries. Each of the Stockholders hereby expressly acknowledges and agrees that NextPlay is a third party beneficiary of this Agreement and this Agreement may not be modified, amended or changed without the prior written consent of NextPlay.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid or via electronic communication, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, or if sent via electronic communication, the next business day after transmission of the electronic communication, as follows:

If to the Company, to:

TGS ESPORTS INC.

4211 No. 3 Road

Richmond, BC V6X 3C3

Attention: Spiro Khouri, CEO

Email: skhouri@thegamingstadium.com

with a copy (which shall not constitute notice) to:

Clark Wilson LLP

900-885 West Georgia Street

Vancouver, BC V6C 3H1

Attention: Nafeesa Valli-Hasham and Craig Hoskins

Email: nvalli-hasham@cwilson.com and choskins@cwilson.com

If to a Stockholder, to his, her or its address set forth in Exhibit A.

and if to the Escrow Agent, to:

[TBC]

A copy of any notice sent hereunder shall be sent to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Christopher L. Tinen, Esq.

Email: Christopher.tinen@procopio.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by electronic communication and together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Stock Escrow Agreement has been duly executed by the parties hereto as of the day and year first above written.

TGS ESPORTS INC.

By:
Name:
Title:

William Kerby, as Stockholder

Donald P. Monaco, as Stockholder

[ESCROW AGENT]

By:
Name:
Title:

EXHIBIT A

Name and Address of Stockholder	Number of Shares	Stock Certificate Number
William Kerby

Donald P. Monaco

EXHIBIT B

Escrow Agent Fees

$             annually for acting agent escrow fee.

Initial acceptance fee and first year agent fee to be paid at closing.